optionsXpress Holdings, Inc. Appoints New Director

CHICAGO, IL, August 25, 2008 — optionsXpress Holdings, Inc. (Nasdaq-GS: OXPS) today announced that Michael Soenen has been appointed to fill a newly created eighth seat on the optionsXpress Board of Directors. Mr. Soenen is the sixth independent member of the Board of Directors.

Mr. Soenen is Chairman of the Board of Directors, President and Chief Executive Officer of FTD Group, Inc., a leading provider of floral and specialty gift products and services to consumers and retail florists. He has served as Chief Executive Officer since May 2004, overseeing dramatic growth in this global brand.

“We are pleased to welcome Michael to the optionsXpress Board,” commented James Gray, Chairman of the Board of optionsXpress. “His experience successfully growing and operating FTD Inc., an online retailer, will be invaluable to optionsXpress as we continue to build on our position as the leading online brokerage focused on options and futures.”

Prior to his position as Chief Executive Officer, Mr. Soenen served as President and Chief Operating Officer of FTD, Inc. from 2002-2004, President and CEO of FTD.com from 1999-2002, and Vice President of Marketing of FTD, Inc. from 1997-1999. Mr. Soenen also held positions at Perry Corp. and Salomon Brothers Inc. He received a Bachelor of Arts from Kalamazoo College.

About optionsXpress Holdings, Inc.

optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals. Barron’s named optionsXpress the number one online broker for four years in a row (2003 to 2006) and Kiplinger’s Personal Finance named it the top discount broker in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

FOR FURTHER INFORMATION:

Investor Inquiries:	Media Inquiries:
Victoria Paris Ashton Partners (312) 553-6715	Lauren Dettloff Fleishman-Hillard (312) 751-3540